Exhibit 10.1

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE

This Employment Separation Agreement and Release (the “Agreement”) is made and entered into as of this 8th day of September, 2009 (the “Execution Date”), by and between Osiris Therapeutics, Inc., a Delaware corporation (the “Company”), and Richard W. Hunt (the “Executive”).  The Company and the Executive are sometimes referred to as the “Parties” or individually as a “Party” to this Agreement.

RECITALS

The Executive has been employed by the Company since July 2008.  His position with the Company as of September 8, 2009 (the “Separation Date”) was Chief Financial Officer.

The Executive has submitted his resignation effective on the Separation Date and the Company has accepted that resignation.  The Executive and the Company now desire to confirm the resignation of Executive and set forth the terms of severance and release.

NOW, THEREFORE, in consideration of the foregoing, the promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.             Incorporation of Recitals.  The Recitals set forth above are incorporated by reference as part of this Agreement.

2.             Separation of Employment.  The Executive hereby confirms that he resigned from employment, as well as from all positions with the Company or any affiliated entity, including without limitation his position as Chief Financial Officer, in each case effective as of the Separation Date.  The Executive’s termination from employment will be treated as a voluntary termination under Section 7(iii) of the Employment Agreement dated as of July 23, 2008 (the “Employment Agreement”) between the Executive and the Company.

3.             Severance Pay and Benefits.  The Company shall provide the following severance benefits and make the following payments to the Executive (the “Separation Benefits”), in addition to the other benefits generally available to Company employees on termination of employment, in consideration for entering into this Agreement and providing the release set forth in Section 5.  The Executive acknowledges that the following severance pay and benefits are in addition to anything of value to which the Executive is or might otherwise be entitled if he did not sign this Agreement.

(a)           Severance pay in the total amount of $45,000.00, representing two (2) months of the Executive’s base salary in effect as of the Separation Date, to be paid within five days after the Effective Date of this Agreement.  To the extent required by law, the Company shall withhold from any payments due Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy;

(b)           plus all medical, life, and disability benefits, if any, Executive had been receiving immediately preceding the Separation Date for the a period of two months following the Separation Date.

4.             Impact on Employment Agreement/ Stock Options and Other Rights.  Without the need for any further action on the part of the Executive or the Company, effective on the Separation Date, the Employment Agreement, dated July 23, 2008, between the Company and the Executive shall terminate and be of no further force and effect.  In addition, the Executive agrees that all rights of the Executive in and to any outstanding stock options, warrants, restricted stock or other rights in and to equity or other securities of the Company, whether or not exercisable (but excluding shares of Common Stock held outright by the Executive free of restrictions other than securities law restrictions) are terminated and the Executive waives any and all rights thereunder or thereunto, except for the stock options for 30,000 shares of the Company’s common stock which were vested as of the Separation Date and resulted from a grant dated July 23, 2008, which shall remain exercisable for a period of 90-days after the Separation Date.

5.             General Release of Claims.

(a)           The Executive, for himself and his heirs, executors, administrators and assigns, if any, and anyone purporting to claim by or through the Executive, does hereby waive, release and forever discharge the Company, its subsidiaries, predecessors, successors, assigns, employee benefit plans and trusts, if any, and each of their past, present and future managers, members, directors, officers, partners, agents, employees, attorneys, representatives, fiduciaries, plan sponsors, administrators and trustees, if any, (hereinafter collectively “the Company Released Parties”), of and from any and all actions, causes of action, claims (including without limitation, any claim for wrongful discharge or breach of contract and claims under the federal, state or local employment discrimination laws such as Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act and other similar laws) suits, demands, rights, damages, accounts, judgments, wages, commissions, executions, debts, obligations, attorneys’ fees, costs and all other liabilities of any kind or description whatsoever, either at law or in equity, whether known or unknown, suspected or unsuspected and whether or not based on his employment or the termination of his employment, that the Executive now has or has had against any of the Company Released Parties for or by reason of any cause, matter or event whatsoever, through the date the Executive signs this Agreement.  Notwithstanding anything to the contrary set forth in this Section, this Release shall not apply to claims relating to the validity or enforcement of this Agreement, claims that cannot be waived under applicable law (e.g., unemployment compensation claims), claims for any accrued benefit under the terms of any employee benefit plan within the meaning of the Employee Retirement Income Security Act maintained by the Company (except that it will apply to any severance benefits that otherwise might be payable outside of this Agreement) or claims for indemnification or defense to which the Executive is entitled under the Certificate of Incorporation, the Bylaws and/or any insurance policy of the Company or its subsidiaries.  Nothing in this Agreement precludes the filing of an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) or the Executive’s ability to testify, assist or participate in an investigation, hearing or proceeding conducted by the EEOC, though the Executive shall not seek or accept any personal or monetary relief should he or any other person, organization or entity assert any such claim on his behalf.

(b)           Because the Executive is at least forty (40) years of age, he has specific rights under the Older Workers Benefit Protection Act (“OWBPA”), which prohibits discrimination on the basis of age.  It is the Company’s desire and intent to make certain the Executive fully understand the provisions and effect of this Agreement.  To that end, the Executive is encouraged, and has been given the opportunity, to consult with legal counsel for the purpose of reviewing the terms of this Agreement.  Also, consistent with the provisions of the OWBPA, and as described in Section 13 of this Agreement, the Company is providing the Executive with twenty-one (21) days in which to consider and accept the terms of this Agreement and seven (7) days after he signs this Agreement to revoke it.

(c)           The Company does hereby waive, release and forever discharge the Executive, his heirs, executors, administrators and assigns, if any (the “Executive Released Parties”), of and from any and all actions, causes of action, claims, suits, demands, rights, damages, accounts, judgments, wages, commissions, executions, debts, obligations, attorneys’ fees, costs and all other liabilities of any kind or description whatsoever, either at law or in equity, whether known or unknown, suspected or unsuspected, that the Company now has or has had against any of the Executive Released Parties for or by reason of any cause, matter or event whatsoever, through the date it signs this Agreement.  Notwithstanding anything to the contrary set forth in this Section, this Release shall not apply to claims relating to the validity or enforcement of this Agreement, claims for reimbursement of amounts paid in indemnification, if it is finally determined by a court of competent jurisdiction that the Company’s indemnification of the Executive was improper and for claims under Section 16 of the Securities Exchange Act of 1934, as amended, or for claims under any insider trading law or to claims based on the Executive’s intentional acts.

6.             Return of Company Property.  All information and documents relating to the Company shall be the exclusive property of the Company and the Executive shall use his best efforts to prevent any publication or disclosure thereof.  By the Execution Date, the Executive shall have delivered to the Company all Company property of any kind or character, which shall include, but not be limited to, all Company identification and credit cards, any Company equipment, books, keys, journals, records, publications, files, computers and computer disks, cellular phones and PDAs, memoranda and documents of any kind or description, or any other Company property that may be in his possession, custody or control.

7.             Confidentiality.  Executive shall not, directly or indirectly, disclose or permit to be known, to any person, firm or corporation, any confidential information relating to the Company, the directors of the Company, or any client of the Company, including, but not limited to, the business affairs of each of the foregoing.  Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, formulae, pricing policies, the substance of agreements with customers and others, and arrangements, customer lists and any other documents embodying such confidential information; provided, however, that confidential information shall not include any information that has become public knowledge through no fault of the Executive.  Executive also agrees not to disclose any confidential or proprietary information that the Company obtains from a third party and which the Company treats as confidential or proprietary or designates as confidential, whether or not such information is owned or developed by the Company.  All confidential information, regardless of form, is the exclusive property of the Company.  Executive assigns to the Company any rights to the foregoing confidential information and any other proprietary data, inventions or other intellectual property used or developed during the time Executive provided services to the Company.

8.             Restrictive Covenants.

(a)           Executive acknowledges that in the course of his employment with the Company he has become familiar with the trade secrets of, and other confidential information concerning, the Company, and that the Company’s ability to accomplish its purposes and to successfully pursue its business plan and compete in the marketplace depended substantially on the skills and expertise of the Executive.  Therefore, and in further consideration of the compensation being paid to the Executive hereunder, the Executive agrees that for no less than one (1) year from the Separation Date, so long as the payments are made or have been made in accordance with this Agreement (the “Noncompete Period”), he shall not (i) directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in, any business competing with the Business of the Company in any country where the Company conducts business, or plans to conduct business, provided such plans have been communicated to Executive (a “Competing Business”), where for purposes of this Section 8(a), the “Business” shall mean all commercial or therapeutic use that involves mesenchymal stem cells (MSCs) or cells substantially similar to mesenchymal stem cells, that is, a homogeneous population of cells that can differentiate along more than one connective tissue lineage, regardless of the source; all commercial efforts to deliver or improve the delivery of MSCs for therapeutic purposes; all commercial efforts that would seek to enhance the endogenous in vivo population of MSCs in the body by pharmaceutical or chemical means; any other effort to commercially compete with the Company to which the Executive has confidential knowledge.  (to cover hiring, business partnerships, vendor relationships, etc.); (ii) assist others in engaging in any Competing Business in the manner described in clause (i) above; or (iii) induce any employee or independent contractor of the Company or any subsidiary thereof to terminate his or her employment or relationship with the

Company or any subsidiary thereof or engage in any Competing Business or in any way willfully interfere with the relationship between the Company and any employee or independent contractor thereof or (iv) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company.  The ownership of not more than 5% of the stock of any entity having a class of equity securities actively traded on a national securities exchange or on the NASDAQ Stock Market or any minority interest in any private entity shall not be deemed, in and of itself, to violate the prohibitions of this Section 9(a).

(b)           For a period of five (5) years after the Execution Date, the Executive shall not disparage, deprecate, or make any comments or take any other actions, directly or indirectly, that will reflect adversely on the Company or its officers, directors, employees or agents or adversely affect their business reputation or goodwill.

(c)           For a period of five (5) years after the Execution Date, the officers and directors of the Company shall not disparage, deprecate or make any comments or take any other actions, directly or indirectly, that will reflect adversely on the Executive or adversely affect his business reputation.

(d)           If any portion of the restrictions set forth in this Section 8 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.  The Executive declares that the territorial, time limitations and scope of activities restricted as set forth in this Section 8 are reasonable and properly required for the adequate protection of the business of the Company.  In the event that any such territorial, time limitation and scope of activities restricted is deemed to be unreasonable by a court of competent jurisdiction, the Company and the Executive agree to the reduction of the territorial, time limitation or scope to the area or period which such court shall have deemed reasonable.  Executive acknowledges that the covenant included in Section 8(a) above has unique, very substantial and immeasurable value to Company, and that Executive has sufficient assets and skills to provide a livelihood for himself while such covenant remains in force.

The existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

9.             Enforcement.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein.

10.           Remedies; Survival.  The Parties each acknowledge and understand that the covenants contained in Sections 7 and 8 hereof, the violation of which cannot be accurately compensated for in damages by an action at law, are of crucial importance to the benefited Party, and that the breach or threatened breach of any of such provisions by the other Party would cause the benefited Party irreparable harm.  In the event of a breach or threatened breach by the other Party of any of the provisions of Sections 7 or 8 hereof, the benefited Party will be entitled to seek an injunction restraining the other Party from such breach.  Nothing herein contained will be construed as prohibiting the benefited Party from pursuing any other remedies available in law or in equity for any breach or threatened breach of this Agreement, including without limitation, damages and an equitable accounting of all earnings, profits and other benefits arising from such breach.

11.           Cooperation.  The Executive will cooperate with any reasonable request of the Company for assistance from the Executive in respect of the transition of the Executive’s previous responsibilities with the Company to his successor, through December 31, 2009 and the Executive also will cooperate with any reasonable request of the Company to participate in the preparation for, response to, prosecution of and/or defense of any pending, actual or threatened litigation or governmental investigation involving the Company that involves activities allegedly occurring while the Executive was employed by the Company.  Such assistance will be provided with no additional compensation to Executive from the Company and the Executive agrees to abide by all typical policies of the Company in respect of confidentiality, non disclosure and the like in the providing by Executive of such assistance.  The Company will, however, reimburse the Executive for all reasonable out-of-pocket expenses he incurs as a result of such assistance with prior approval of the Company.

12.           Governing Law.  This Agreement shall be deemed to be made in, and in all respects to be interpreted, construed and governed by and in accordance with the laws of the State of Maryland, without giving effect to the principles of conflicts of law under Maryland law.  The Parties shall submit to the jurisdiction and venue of the state and federal courts located in Maryland in the event that there is any claim of breach of this Agreement.  Both parties hereby waive their rights to have any such claim resolved in a jury trial.

13.           Voluntary Execution by Executive.  The Executive (a) has carefully read and understands the provisions of this Agreement; (b) has been given the opportunity to examine this Agreement for a period of up to 21 calendar days; and (c) is advised by the Company that he should consult with his personal attorney before deciding whether to accept this Agreement.  The Executive’s signature to this Agreement signifies that this Section 13 has been complied with, and that if this Agreement is signed by the Executive before the expiration of the 21-day consideration period, the Executive is voluntarily waiving his right to consider the Agreement for the entire 21-day period.  The Parties recognize that the Executive shall have seven days after the Executive returns a signed copy of this Agreement to revoke the Agreement by submitting a signed revocation notice to the Company.  Upon the expiration of that seven day period; provided the Executive has not revoked this Agreement, this Agreement shall become effective (the “Effective Date”).

14.           Construction.  Captions are inserted herein for convenience, do not constitute a part of this Agreement and shall not be admissible for the purposes of proving the intent of the Parties.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

15.           Severability.  Should any provision of this Agreement be declared and/or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected.

Notice.  All notices contemplated by this Agreement shall be sent to each of the parties as follows:

To:	Richard W. Hunt
7530 Damascus Road
Laytonsville, Maryland 20882

To:	Osiris Therapeutics, Inc.
7015 Albert Einstein Drive
Columbia, Maryland 21046
Attention: President

Unless otherwise specified herein, any Notice shall be deemed received (i) on the date delivered, if by hand; or (ii) one business day after deposit with FedEx or other overnight courier.  A party may, by Notice given as aforesaid, change the person or persons and/or address or addresses for its Notices; provided, however, that a Notice of a change of addressee or address shall only be effective upon receipt.

16.           Public Disclosure.  The Company and the Executive shall provide each other with a reasonable opportunity to review and provide comments to any press release or other public disclosure made by the Company or by the Executive or a future employer of the Executive related to this Agreement or to the employment relationship between the Company and the Executive.

17.           Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective executors, administrators, personal representatives, heirs, predecessors, successors, assigns, directors, agents, employees, trustees and affiliates forever.

18.           Entire Agreement.  This Agreement, along with its Exhibits and the other documents referred to in this Agreement, constitutes the entire agreement between the Parties with respect to the termination of Executive’s employment and his severance pay and benefits and supersedes any prior or contemporaneous written or oral agreements between the Parties with respect thereto, including the Employment Agreement.  Each of the Parties agrees and acknowledges that in deciding to enter into this Agreement he or it is not relying on any statements, representations, or promises other than those contained herein.  This Agreement may not be modified except by a writing, which has been signed by each of the Parties.

19.           Facsimile Signature.  Any signature to this Agreement may be delivered by facsimile to the other party to this Agreement, and such facsimile signature shall be valid execution of this Agreement and be binding on both parties.

IN WITNESS WHEREOF, and with the intention of being legally bound hereby, the Parties have executed this Agreement as of the dates set forth below.

Osiris Therapeutics, Inc.

By:	/s/ C. RANDAL MILLS
Name:	C. Randal Mills, Ph.D.
Title:	President & Chief Executive Officer
Date Executed: September 9, 2009

The Executive

By:	/s/ RICHARD W. HUNT
Name:	Richard W. Hunt
Date Executed: September 8, 2009